FOLEY		ATTORNEYS AT LAW
FOLEY & LARDNER LLP		777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com
	August 13, 2012	CLIENT/MATTER NUMBER 075105-0111
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719
Ladies and Gentlemen:

We have acted as counsel for First Business Financial Services, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 245,542 shares of the Company's Common Stock, par value $0.01 per share (the “Common Stock”), and the related Common Share Purchase Rights (the “Rights”) which may be issued pursuant to the First Business Financial Services, Inc. 2012 Equity Incentive Plan (the “Plan”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of June 5, 2008, between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”).
As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (iii) the Amended and Restated Articles of Incorporation of the Company, as amended to date; (iv) the Amended and Restated Bylaws of the Company, as amended to date; (v) the Rights Agreement; (vi) resolutions of the Company's Board of Directors relating to the Plan and the issuance of securities thereunder; and (vii) such other documents and records and certificates of government officials as we have deemed necessary to enable us to render this opinion.
Based upon the foregoing, we are of the opinion that:
1.    The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable. With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months' service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.
2.    The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,

/s/ Foley & Lardner LLP
Foley & Lardner LLP

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